SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2014

JONES LANG LASALLE INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (312) 782-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Executive Officer of Americas Business Segment. On January 16, 2014, Jones Lang LaSalle Incorporated (the “Company”) announced that it has named Gregory P. O’Brien to be the Chief Executive Officer of its Americas business segment (the “Americas”), effective January 16, 2014. He will report to Colin Dyer, President and Chief Executive Officer of the Company, and join the firm’s Global Executive Board (the “GEB”).

Mr. O’Brien, 51, was previously the Chief Executive Officer of our Americas Markets Solutions business and prior to that the Chief Executive Officer of our Americas Brokerage business. He was the Chief Executive Officer of The Staubach Company prior to its merger with the Company in 2008. Mr. O’Brien earned an M.B.A. from Harvard Business School after graduating from Tufts University with a B.S. in Electrical Engineering.

The full text of the press release announcing Mr. O’Brien’s appointment is furnished as Exhibit 99.1 to this Report.

There are no arrangements or understandings between Mr. O’Brien and any other person pursuant to which Mr. O’Brien was elected as an officer. Neither Mr. O’Brien nor any related person of Mr. O’Brien has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. O’Brien is not related to any of the executive officers or directors of the Company.

(e) Compensatory Arrangements. On January 16, 2014, the Company entered into a letter agreement (an “Agreement”) with Mr. O’Brien. The Agreement, the principal financial terms and conditions of which are described below, is intended to confirm certain compensation and other matters. The Agreement is being filed as Exhibit 10.1 to this Report and is incorporated in its entirety by this reference. The Agreement supersedes and replaces in its entirety all other prior agreements and understandings between Mr. O’Brien and the Company regarding the terms of his employment, whether written or verbal, for 2014 and beyond.

•	During his employment, the Company will compensate Mr. O’Brien with a base salary (“Base Salary”) at the rate of US$350,000 per annum. The level of his Base Salary will remain in effect through December 31, 2014, after which it shall be subject to consideration and approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in accordance with the procedures it establishes from time to time with respect to the establishment of executive compensation and based on his individual performance, the financial performance of each of the Americas and the Company and market considerations generally.
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•	During his employment, Mr. O’Brien will be eligible to receive an annual incentive bonus (“Annual Bonus”) pursuant to the Company’s annual bonus program for the members of the GEB. A portion of each Annual Bonus, as determined by the Compensation Committee, will be delivered in the form of restricted stock units. The payment of each Annual Bonus shall be subject to approval by the Compensation Committee, and shall be paid, to the extent thereof, subject to year to year variations. Factors included in considering Mr. O’Brien’s individual Annual Bonus awards include, without limitation, his performance against specific objective and subjective standards that will be developed between him and the Company’s Chief Executive Officer in accordance with our Individual Performance Management Program (known as “IPMP”), subjective evaluation by the Compensation Committee and the overall performance of the Americas and the Company.
•	It is the Company’s policy to consider bonuses annually. To earn and be paid an Annual Bonus, individuals must generally remain employed by the Company on the date that annual bonuses are paid. If Mr. O’Brien leaves the Company voluntarily for any reason prior to the date that bonuses are paid or if his employment is terminated for cause in the Company’s discretion, he will not be paid any part of an Annual Bonus, pro rata or otherwise.

•	As a member of the GEB, Mr. O’Brien will be a participant in the GEB Long-Term Incentive Plan, as it may be amended from time to time (the GEB LTIP). He will be eligible for his first payment (subject to subsequent vesting) in 2015 based on 2014 results.

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Item 9.01 Financial Statements and Exhibits

   (d) Exhibits

The following exhibits are included with this Report:

10.1	Letter Agreement dated January 16, 2014 between Jones Lang LaSalle Incorporated and Gregory P. O’Brien

99.1	Press Release dated January 16, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2014	JONES LANG LASALLE INCORPORATED

By:	/s/ Mark J. Ohringer
	Name:	Mark J. Ohringer
	Title:	Executive Vice President, Global General Counsel and Corporate Secretary

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EXHIBIT INDEX

10.1	Letter Agreement dated January 16, 2014 between Jones Lang LaSalle Incorporated and Gregory P. O’Brien

99.1	Press Release dated January 16, 2014

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